As Filed with the Securities and Exchange Commission on September 14, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DICE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-2286244
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

279 E. Grand Avenue, Suite 300, Lobby B

South San Francisco, CA 94080

(650) 566-1402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Kevin Judice, Ph.D.

Chief Executive Officer

DICE Therapeutics, Inc.

279 E. Grand Avenue, Suite 300, Lobby B

South San Francisco, CA 94080

(650) 566-1402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert A. Freedman, Esq.		Charles S. Kim, Esq.
Matthew S. Rossiter, Esq.		Christina T. Roupas, Esq.
Amanda L. Rose, Esq.		Kristin VanderPas, Esq.
Fenwick & West LLP		Courtney Tygesson, Esq.
555 California Street		Cooley LLP
San Francisco, California 94104		4401 Eastgate Mall
(415) 875-2300		San Diego, CA 92121
(858) 550-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-259061

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Non-accelerated filer	☒
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	2,300,000	$17.00	$39,100,000	$4,266

(1)

Represents 2,300,000 additional number of shares being registered, including 300,000 additional shares that the underwriters have the option to purchase, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-259061).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered 11,500,000 shares of its common stock with an aggregate offering price not to exceed $195,500,000 on a Registration Statement on Form S-1, as amended (File No. 333-259061), which was declared effective by the Securities and Exchange Commission on September 14, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $39,100,000 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), DICE Therapeutics, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-259061) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on August 25, 2021, and which the Commission declared effective on September 14, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 2,300,000 shares, 300,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333- 259061)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 14th day of September, 2021.

DICE THERAPEUTICS, INC.

By:	/s/ J. Kevin Judice, Ph.D.
J. Kevin Judice, Ph.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Kevin Judice, Ph.D. J. Kevin Judice, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2021

/s/ Scott Robertson Scott Robertson	Chief Business and Financial Officer (Principal Accounting and Financial Officer)	September 14, 2021

* Richard Scheller, Ph.D.	Chair and Director	September 14, 2021

* Shaan C. Gandhi, M.D., D. Phil.	Director	September 14, 2021

* Jim Scopa	Director	September 14, 2021

* Jake Simson, Ph.D.	Director	September 14, 2021

* Sharon Tetlow	Director	September 14, 2021

* Stephen Zachary, Ph.D.	Director	September 14, 2021

*By Attorney-in-Fact

/s/ J. Kevin Judice, Ph.D.
J. Kevin Judice, Ph.D.